MACOM Reports Fiscal First Quarter 2018 Financial Results

LOWELL, MA, February 6, 2018 - MACOM Technology Solutions Holdings, Inc. (Nasdaq: MTSI) (“MACOM”), a leading supplier of high-performance RF, microwave, millimeterwave and lightwave semiconductor products, today announced its financial results for its fiscal first quarter ended December 29, 2017.
First Quarter Fiscal Year 2018 GAAP Results

•	Revenue was $130.9 million, a decrease of 13.7%, compared to $151.8 million in the previous year fiscal first quarter and a decrease of 21.3% compared to $166.4 million in the prior fiscal quarter;

•	Gross profit was $61.0 million, a decrease of 22.3% compared to $78.5 million in the previous year fiscal first quarter, and a decrease of 29.9% compared to $86.9 million in the prior fiscal quarter;

•	Gross margin was 46.6%, compared to 51.7% in the previous year fiscal first quarter and 52.2% in the prior fiscal quarter;

•	Operating loss was $23.0 million, compared to operating income of $10.5 million in the previous year fiscal first quarter and operating income of $0.3 million in the prior fiscal quarter; and

•
Net loss from continuing operations was $17.0 million, or $0.49 loss per diluted share, compared to net loss from continuing operations of $2.2 million, or $0.04 loss per diluted share, in the previous year fiscal first quarter and net loss from continuing operations of $1,000, or $0.21 loss per diluted share, in the prior fiscal quarter.

First Quarter Fiscal Year 2018 Adjusted Non-GAAP Results

•	Adjusted gross margin was 53.7%, compared to 57.2% in the previous year fiscal first quarter and 58.1% in the prior fiscal quarter;

•
Adjusted operating income was $13.4 million, or 10.3% of revenue, compared to $41.0 million, or 27.0% of revenue, in the previous year fiscal first quarter and $38.0 million, or 22.8% of revenue, in the prior fiscal quarter;

•
Adjusted net income was $6.6 million, or $0.10 per diluted share, compared to $31.8 million, or $0.57 per diluted share, in the previous year fiscal first quarter and $30.3 million, or $0.46 per diluted share, in the prior fiscal quarter; and

•	Adjusted EBITDA was $20.9 million, compared to $48.4 million for the previous year fiscal first quarter and $47.3 million for the prior fiscal quarter.
Management Commentary
“As expected, the first quarter was challenging across the board, as we dealt with the full impact of the geopolitical downturn in China,” remarked John Croteau, President and CEO of MACOM. "While it is still too early to call the exact slope of the recovery, we continue to believe that December was the bottom of the cycle for MACOM, and we expect demand will progressively strengthen through the remainder of the year.
We expect 2018 will be a transitional year in our served markets, as the technology landscape shifts in anticipation of the next major wave of infrastructure investments in Cloud Data Centers and 5G Telecom. Although these shifts will likely moderate the pace of recovery, we believe they will ultimately lead to multiple breakout opportunities that play directly to our strengths."

Business Outlook
For the fiscal second quarter ending March 30, 2018, revenue is expected to be in the range of $142 million to $150 million. Adjusted gross margin is expected to be between 50% and 54%, and adjusted earnings per share between $0.10 and $0.16 on an anticipated 66 million fully diluted shares outstanding.
Mr. Croteau concluded, "In the December quarter, we believe we saw the low-point in terms of market demand and revenue. Entering the March quarter, we expect our fiscal second quarter will represent the bottom for adjusted gross margin as we anticipate a progressive recovery in product mix and growth in the higher margin parts of our portfolio over the course of 2018. Longer term, we are still committed to our target of delivering 60 percent adjusted gross margin."
Conference Call
MACOM will host a conference call on Tuesday, February 6, 2018 at 5:00 p.m. Eastern Time to discuss its fiscal first quarter 2018 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 1258889.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 with a passcode of 1258889. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.
Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained.  Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters.
Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield.
MACOM is the partner of choice to the world’s leading communications infrastructure, aerospace and defense companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of RF, microwave, millimeterwave and lightwave semiconductor products.
MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.
Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.
MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners. For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn or visit the MACOM YouTube Channel.

Special Note Regarding Forward-Looking Statements
This press release and our commentary in our conference call held today each contain forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, information concerning our stated business outlook and future results of operations, our expectations for business and market conditions, positioning and growth aspirations in the Industrial & Defense, Datacenter Telecom, Cloud Data Center, 5G Telecom and China markets and elsewhere, our expectation that the December quarter was the bottom of the cycle for MACOM and the low point in terms of market demand and revenue, our expectation that our fiscal second quarter of 2018 will represent the bottom for adjusted gross margin, our anticipation of a progressive recovery in product mix and growth in the higher margin parts of our portfolio, our longer term commitment to our target of delivering 60 percent adjusted gross margins, our belief that the next major wave of infrastructure investments in Cloud Data Centers and 5G Telecom in the near term will likely moderate the pace of recovery, but will ultimately lead to multiple breakout opportunities that play directly to our strengths, our expectation that demand and product mix will progressively strengthen through the remainder of 2018, any expectations as to our relationships with customers and vendors, our future market share, the timing or nature of future Cloud Data Center and network upgrade cycles, customer order activity and customer adoption of our solutions, our future investment decisions, our GaN strategy and expectations for execution on that strategy, the expected outcome of our ongoing litigation against Infineon and any other statements regarding future trends, business strategies, competitive position, industry conditions, acquisitions and market opportunities. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "seeks," "should," "will," "would" or similar expressions and the negatives of those terms.

These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including the potential that we are unable to identify and timely enter into new markets for our products, such as our publicly-announced market opportunities in Cloud Data Centers, 100G optical networks, 10G PON, 25G lasers, L-PICs, GaN technology and Active Antennas, the potential that we are unable to timely deliver the quantities of our products targeting these or other applications at the right price point due to design challenges, manufacturing bottlenecks, supply shortages, yield issues or otherwise, the potential that the expected rollout of Cloud Data Center build-outs, 5G network upgrades, fiber-to-the-home network technology or other new optical or other network technology deployments in the U.S., China, Japan and other geographies fails to occur, occurs more slowly than we expect or does not result in the amount or type of new business we anticipate, lower than expected demand in the Cloud Data Center market, the optical network infrastructure market or any or all of our primary end markets or from any or all of our large OEM customers based on seasonal effects, regulatory action or inaction, technology shifts, standards changes, macro-economic weakness or otherwise, the potential for greater than expected pricing pressure and average selling price erosion based on attempts to win or maintain market share, competitive factors, technology shifts or otherwise, our potential inability to ramp key new products into volume production with acceptable manufacturing yields to satisfy key customer demand in a timely fashion, the potential for inventory obsolescence and related write-offs, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, the potential loss of access to any in-licensed intellectual property or inability to license technology we may require on reasonable terms, the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, greater than expected dilutive effect on earnings of our equity issuances, outstanding indebtedness and related interest expense and other costs, our failure to realize the expected economies of scale, lowered production cost, increased customer penetration and other anticipated benefits of our previously announced GaN intellectual property licensing program or supply chain build-out initiatives, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by any customer in winning business or to make purchases from us in support of such business, lack of adoption or delayed adoption by customers and industries we serve of Cloud Data Centers, MACsec, single-Lambda PAM4, MMICs, L-PICs, Active Antennas, SPAR tiles, GaN, InP lasers or other solutions offered by us, failures or delays in porting and qualifying GaN or InP process technology to our fabrication facilities or third party facilities and achieving anticipated manufacturing economies of scale, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development or new product introduction efforts, loss of key personnel to competitors or otherwise, failure of any announced transaction to close in accordance with its terms, failure to successfully integrate acquired companies, technologies or products or realize synergies associated with acquisitions, the potential that we will experience difficulties in managing the personnel and operations associated with our acquisitions, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the impact of any executed or abandoned acquisition, divestiture, joint venture, financing or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the impact of changes in export, environmental or other laws applicable to us, the relative success of our cost-savings initiatives, as well as those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the fiscal year ended September 29, 2017, as filed on November 15, 2017. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to GAAP reporting, MACOM provides investors with financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), such as: non-GAAP gross profit and gross margin, non-GAAP income from operations and operating margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, adjusted EBITDA, and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, other costs and the tax effect of each adjustment. The non-GAAP information includes consulting agreement related income associated with the Automotive divestiture.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.

Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our Non-GAAP measures are summarized below:
Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and the expense is non-cash.

Share-Based and Non-cash Compensation Expense - includes share based compensation including awards that are equity and liability classified on our balance sheet as well as non-cash compensation expense primarily associated with amounts due to employees of an acquired business that were placed in escrow at the time of the acquisition and amortized as expense over a 2-year period. Share Based Compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.

Impairment Charges - includes expenses associated with our strategic decision to exit a product line and end programs with a license and technology transfer as well as certain related fixed assets and inventory. We believe these charges are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing, research and development or administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non-Cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our Credit Agreement and Term Loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition, Integration and Restructuring Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration or restructuring period and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations excluding consulting income - includes the profit and loss amounts of discontinued operations, with the exception of consulting income associated with a consulting agreement we entered into at the time of our Automotive business divestiture. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities. We do not exclude the consulting agreement income classified as discontinued operations because management views this income as part of our ongoing operations and correlated with future operations since we both derive income and incur ongoing costs associated with the consulting services available under the consulting agreement.

Other - primarily includes transaction expenses incurred as part of our Credit Agreement Amendments in the second, third and fourth fiscal quarters of 2017. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our Adjusted Non-GAAP tax rate associated with our Adjusted Non-GAAP income over a period of time. We determine our Adjusted Non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our Adjusted Non-GAAP Net Income before income taxes and our ability to realize tax assets. We generally assess this Adjusted Non-GAAP income tax rate quarterly and have utilized 12% for our first fiscal quarter of 2017, 10% for our second, third and fourth fiscal quarters of 2017 and 8% for our first fiscal quarter of 2018. Our historical effective income tax rate under GAAP has varied significantly from our Adjusted Non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our Adjusted Non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which is excluded from our Adjusted Non-GAAP net Income and is neither deductible nor taxable for tax purposes, income taxed in foreign jurisdictions at generally lower tax rates, non-deductible compensation, research and development tax credits and merger expenses, as well as the establishment of a valuation allowance against our U.S. deferred tax assets during the three months ended March 31, 2017. We believe it is beneficial for our management to review our Adjusted Non-GAAP income tax rate on a consistent basis over periods of time.  Items such as those noted above may have a significant impact on our U.S. GAAP income tax expense and associated effective tax rate over time. Our Adjusted Non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.

Adjusted EBITDA - is a calculation that adds depreciation expense and consulting agreement income to our Adjusted Non-GAAP Income from Operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period and adds AppliedMicro transaction related payments. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analyzing a company's cash flow.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended
	December 29, 2017	September 29, 2017	December 30, 2016

Revenue	$130,925	$166,381	$151,752
Cost of revenue	69,971	79,485	73,257
Gross profit	60,954	86,896	78,495
Operating expenses:
Research and development	41,651	39,398	30,174
Selling, general and administrative	37,634	42,398	36,496
Impairment charges	—	4,352	—
Restructuring charges	4,662	401	1,287
Total operating expenses	83,947	86,549	67,957
(Loss) income from operations	(22,993)	347	10,538
Other income (expense):
Warrant liability gain (expense)	14,608	13,958	(4,823)
Interest expense, net	(7,239)	(6,953)	(7,350)
Other income (expense), net	7	(1)	(4)
Total other income (expense)	7,376	7,004	(12,177)

(Loss) income before income taxes	(15,617)	7,351	(1,639)
Income tax expense	1,353	7,352	532
Loss from continuing operations	(16,970)	(1)	(2,171)
(Loss) income from discontinued operations	(5,599)	(10,719)	1,206
Net (loss) income	$(22,569)	$(10,720)	$(965)

Net (loss) income per share:
Basic:
Loss from continuing operations	$(0.26)	$(0.00)	$(0.04)
(Loss) income from discontinued operations	(0.09)	(0.17)	0.02
Loss per share - basic	$(0.35)	$(0.17)	$(0.02)

Diluted:
Loss from continuing operations	$(0.49)	$(0.21)	$(0.04)
(Loss) income from discontinued operations	(0.09)	(0.16)	0.02
Loss per share - diluted	$(0.57)	$(0.38)	$(0.02)

Shares - Basic	64,325	64,243	53,737
Shares - Diluted	65,109	65,156	53,737

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 29, 2017	September 29, 2017

ASSETS
Current assets:
Cash and cash equivalents	$152,085	$130,104
Short term investments	44,585	84,121
Accounts receivable, net	97,123	136,096
Inventories	143,136	136,074
Income tax receivable	18,933	18,493
Assets held for sale, current	—	35,571
Prepaids and other current assets	25,363	22,438
Total current assets	481,225	562,897
Property and equipment, net	132,010	131,019
Goodwill and intangible assets, net	918,159	934,857
Deferred income taxes	948	948
Other investments	41,500	—
Other long-term assets	7,418	7,402
TOTAL ASSETS	$1,581,260	$1,637,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lease payable	$796	$815
Current portion of long-term debt obligations	6,885	6,885
Liabilities held for sale	—	2,144
Accounts payable, accrued liabilities and other	76,788	107,275
Total current liabilities	84,469	117,119
Lease payable, less current portion	19,163	17,275
Long-term debt obligations, less current portion	660,696	661,471
Common stock warrant liability	26,167	40,775
Deferred income taxes	15,555	15,172
Other long-term liabilities	7,409	7,937
Total liabilities	813,459	859,749
Stockholders' equity	767,801	777,374
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,581,260	$1,637,123

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended
	December 29, 2017	December 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,569)	$(965)
Depreciation and amortization	26,874	18,475
Share based compensation	9,992	8,183
Warrant liability (gain) expense	(14,608)	4,823
Acquired inventory step-up amortization	224	—
Deferred income taxes	403	(1,054)
Other adjustments to reconcile loss to net operating cash	(4,224)	1,284
Inventories	(8,017)	(1,583)
Accounts receivable	38,874	(4,488)
Change in other operating assets and liabilities	(26,415)	(4,268)
Net cash provided by operating activities	534	20,407
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	—	875
Purchases, sales and maturities of investments	39,395	(80)
Purchases of other investments	(5,000)	—
Payments associated with discontinued operations	(263)	—
Proceeds from sale of assets	—	104
Purchases of property and equipment	(13,823)	(4,942)
Net cash provided by (used in) investing activities	20,309	(4,043)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from corporate facility financing obligation	—	4,250
Payments of notes payable and assumed debt	(1,937)	(1,801)
Proceeds from stock option exercises and employee stock purchases	3,241	2,600
Repurchase of common stock	(259)	—
Other adjustments	—	(38)
Net cash provided by financing activities	1,045	5,011
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	93	(435)
NET CHANGE IN CASH AND CASH EQUIVALENTS	21,981	20,940
CASH AND CASH EQUIVALENTS — Beginning of period	130,104	332,977
CASH AND CASH EQUIVALENTS — End of period	$152,085	$353,917

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$60,954	46.6	$86,896	52.2	$78,495	51.7
Amortization expense	8,146	6.2	8,592	5.2	6,001	4.0
Share-based and non-cash compensation	927	0.7	931	0.6	794	0.5
Acquisition, integration and restructuring related costs	338	0.3	208	0.1	1,546	1.0
Adjusted gross profit (Non-GAAP)	$70,365	53.7	$96,627	58.1	$86,836	57.2

	Three Months Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$83,947	64.1	$86,549	52.0	$67,957	44.8
Amortization expense	(10,993)	(8.4)	(10,993)	(6.6)	(6,467)	(4.3)
Share-based and non-cash compensation	(8,289)	(6.3)	(7,606)	(4.6)	(9,291)	(6.1)
Impairment and restructuring charges	(4,661)	(3.6)	(4,753)	(2.9)	(1,287)	(0.8)
Litigation costs	(746)	(0.6)	(675)	(0.4)	(264)	(0.2)
Acquisition, integration and restructuring related costs	(2,315)	(1.8)	(3,635)	(2.2)	(4,768)	(3.1)
Other	—	—	(220)	(0.1)	—	—
Adjusted operating expenses (Non-GAAP)	$56,943	43.5	$58,667	35.3	$45,880	30.2

	Three Months Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$(22,993)	(17.6)	$347	0.2	$10,538	6.9
Amortization expense	19,139	14.6	19,585	11.8	12,468	8.2
Share-based and non-cash compensation	9,215	7.0	8,538	5.1	10,085	6.6
Impairment and restructuring charges	4,661	3.6	4,753	2.9	1,287	0.8
Litigation costs	746	0.6	675	0.4	264	0.2
Acquisition, integration and restructuring related costs	2,653	2.0	3,843	2.3	6,314	4.2
Other	—	—	218	0.1	—	—
Adjusted income from operations (Non-GAAP)	$13,421	10.3	$37,959	22.8	$40,956	27.0

Depreciation expense	7,466	5.7	7,461	4.5	5,535	3.6
Consulting income	—	—	1,875	1.1	1,875	1.2
Adjusted EBITDA (Non-GAAP)	$20,887	16.0	$47,295	28.4	$48,366	31.9

	Three Months Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net (loss) income - GAAP	$(22,569)	(17.2)	$(10,720)	(6.4)	$(965)	(0.6)
Amortization expense	19,139	14.6	19,585	11.8	12,468	8.2
Share-based and non-cash compensation	9,215	7.0	8,538	5.1	10,085	6.6
Impairment and restructuring charges	4,661	3.6	4,753	2.9	1,287	0.8
Warrant liability (gain) expense	(14,608)	(11.2)	(13,958)	(8.4)	4,823	3.2
Non-cash interest, net	1,028	0.8	827	0.5	702	0.5
Litigation costs	746	0.6	675	0.4	263	0.2
Acquisition, integration and restructuring related costs	2,653	2.0	3,843	2.3	6,314	4.2
Discontinued operations, excluding consulting income	5,599	4.3	12,594	7.6	669	0.4
Other	—	—	218	0.1	—	—
Tax effect of non-GAAP adjustments	775	0.6	3,981	2.4	(3,810)	(2.5)
Adjusted net income (Non-GAAP)	$6,639	5.1	$30,336	18.2	$31,836	21.0

	Three Months Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net (loss) income - GAAP	$(22,569)		$(10,720)		(965)
Warrant liability gain	(14,608)		(13,958)		—
Net (loss) income - diluted	$(37,177)	$(0.57)	$(24,678)	$(0.38)	$(965)	$(0.02)
Adjusted (Non-GAAP)	$6,639	$0.10	$30,336	$0.46	$31,836	$0.57

	Three Months Ended
	December 29, 2017	September 29, 2017	December 30, 2016
	Shares	Shares	Shares
Diluted shares - GAAP	65,109	64,243	53,737
Incremental shares	500	1,687	1,875
Adjusted diluted shares (Non-GAAP)	65,609	65,930	55,612

	Three Months Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$7,239	5.5	$6,953	4.2	$7,350	4.8
Non-cash interest expense	(1,028)	(0.8)	(827)	(0.5)	(702)	(0.5)
Adjusted Interest Expense (Non-GAAP)	$6,211	4.7	$6,126	3.7	$6,648	4.4

	Three Months Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$534	0.4	$12,361	7.4	$20,407	13.4
Capital expenditures	(13,823)	(10.6)	(8,308)	(5.0)	(4,942)	(3.3)
AppliedMicro transaction related payments	4,015	3.1	3,426	2.1	—	—
Free cash flow (Non-GAAP)	$(9,274)	(7.1)	$7,479	4.5	$15,465	10.2
Free cash flow as a percentage of adjusted net income	(140)%		25%		49%